Exhibit 10.3
France

RULES OF THE
SEATTLE GENETICS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
FOR RESTRICTED STOCK UNIT AWARDS GRANTED TO
FRENCH GRANTEES

1.Introduction. The Board of Directors (the “Board”) of Seattle Genetics, Inc. (the “Company”) has established the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan, as may be further amended and restated from time (most recently approved by Company's stockholders on May 18, 2018) (the “U.S. Plan”), to encourage ownership in the Company, by key personnel whose long-term employment or other service relationship with the Company is essential to the Company’s continued progress, including employees of the Company or its Affiliates in France (each, a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.
Section 4(b) of the U.S. Plan authorizes the Board or a committee designated by the Board to administer the Plan (the “Committee”) to adopt sub-plans as it deems desirable, to accommodate foreign laws, regulations and practice. The Committee has determined that it is necessary and desirable to establish a sub-plan for the purpose of permitting Stock Unit grants to qualify for the special tax and social security treatment in France. The Committee intends with this document to establish a sub-plan of the U.S. Plan for the purpose of granting Stock Units which qualify for the special tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, (“French-Qualified RSUs”) to qualifying employees of a French Entity who are residents in France for French tax purposes or subject to the French social security contributions regime (“French Grantees”).
The terms of the U.S. Plan applicable to Stock Units, as set out in the Appendix will, subject to the modifications in the following terms and conditions, be incorporated to this document and constitute part of the Rules of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan for Stock Units Granted to French Grantees (the “French Sub-Plan”).
Under this French Sub-Plan, qualifying French Grantees selected at the Committee’s discretion will be granted Restricted Stock Unit Awards, as defined in Section 2 below. In no case will other Awards (e.g., Options, Stock Awards) be granted under this French Sub-Plan. The Restricted Stock Unit Awards, as defined in Section 2 below, will be granted solely with respect to shares of the Company’s common stock (“Shares”).
2.Definitions. Capitalized terms not defined herein will have the same meanings as set forth in the U.S. Plan.
(a)The term “Closed Period,” shall mean:

i.
The Company’s quarterly blackout period, except that in no event will such period be less than thirty (30) calendar days before the announcement of an intermediate financial report or end-of-year report that the Company is required to make public or such other period as set forth in Section L. 225-197-1 of the French Commercial Code, as amended.

ii.
Any period during which the French Grantee as Chief Executive Officer (directeur général), deputy chief executive officer (directeur général délégué), or member of the Board of Directors (conseil d’administration), the supervisory board (conseil de surveillance) or the executive board (directoire) of the Company, or employee possesses knowledge of inside information (within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission), which has not been disclosed to the public.

If French law or regulations are amended after adoption of this French Sub-Plan to modify the definition or applicability of the Closed Period to French-Qualified RSUs, such amendment will become applicable to any French-Qualified RSUs granted under this French Sub-Plan to the extent permitted or required by French law.
(b)    The term “Disability” means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended.
(c)    The term “Grant Date” means the date on which the Committee both (i) designates the French Grantees, and (ii) specifies the material terms and conditions of the French-Qualified RSUs, such as the number of Shares subject to the French-qualified RSUs, the conditions for vesting of the French-qualified RSUs, and any restrictions on the sale of Shares subject to the French-qualified RSUs.
(d)    The term “Restricted Stock Unit Award” means a grant of Stock Units under the U.S. Plan, pursuant to which the Company will issue to the French Grantee, after the vesting conditions for such Restricted Stock Unit Award have been met, at no consideration, one Share for each Restricted Stock Unit Award granted to the French Grantee. Dividend and voting rights will not apply until the issuance of Shares after vesting of the Stock Units. French-Qualified RSUs may not be settled in cash.
3.Eligibility.
(a)    Subject to subsection 3(c), any individual who, on the Grant Date of the French-Qualified RSUs, and to the extent required under French law, is a current salaried employee employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Subsidiary shall be eligible to receive, at the discretion of the Committee, French-Qualified RSUs under this French Sub-Plan, provided he or she also satisfies the eligibility conditions under Section 5 of the U.S. Plan.
(b)    French-Qualified RSUs may not be issued to a corporate officer of a French Entity, other than the managing corporate officers (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the officer is employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity, as defined by French law. The Committee, in its discretion and in accordance with French law, may impose additional restrictions on the vesting of French-Qualified RSUs and on the holding and sale of Shares issued at vesting of French-Qualified RSUs granted to a French Grantee who qualifies as a managing corporate officer of the Company as defined under French law (i.e., “mandataires sociaux” as set forth above).
(c)    French-Qualified RSUs may not be issued under this French Sub-Plan to French Grantees who own more than 10% of the Company’s share capital or to individuals other than employees and corporate officers of the French Entity. Grants of French-Qualified RSUs under this French Sub-Plan shall not result in any French Grantee’s owning more than 10% of the Company’s share capital.
(d)    The aggregate number of French-Qualified RSUs will not exceed 10% of the Company’s share capital.
4.Vesting/Issuance of Shares. Subject to Section 6, Shares underlying the French-Qualified RSUs shall not be issued to the French Grantees after vesting of the French-Qualified RSUs prior to the expiration of the specific period calculated from the Grant Date as may be required to comply with the minimum mandatory vesting period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security treatment in France.
5.Holding of Shares. Subject to Section 6, the sale or transfer of Shares issued pursuant to the French-Qualified RSUs may not occur prior to the relevant anniversary of the Grant Date specified by the Committee as may be required to comply with the minimum mandatory holding period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security regime, even if the French Grantee is no longer an employee or corporate officer of a French Entity. In addition, the Shares issued pursuant to the French-Qualified RSUs may not be sold or transferred during any applicable Closed Period.
6.Death and Disability. On the death of a French Grantee, any French-Qualified RSUs held by the French Grantee at the time of death will become immediately vested and the underlying Shares transferable to the French Grantee’s heirs. When the underlying Shares become transferable, the Company will issue the Shares to the French Grantee’s heirs at their request, provided the heirs contact the Company and request such transfer of the Shares within six months of the French Grantee’s death. If the French Grantee’s heirs do not request the issuance of the underlying Shares within six months of the French Grantee’s death, the French-Qualified RSUs will be forfeited. The French Grantee’s heirs will not be subject to any restrictions on the transfer of Shares set forth in Section 5.
If a French Grantee ceases to be employed by the Company or a French Entity by reason of his or her Disability, the French Grantee will not be subject to any restrictions on the transfer of Shares set forth in Section 5.
7.Account for Shares. Shares issued pursuant to the French-Qualified RSUs shall be recorded and held in an account in the name of the French Grantee (except in the event of his or her death) with the Company or a broker or in such other manner as the Company may determine to ensure compliance with applicable laws, including any required holding periods.
8.Adjustments upon Certain Events. In the event of capitalization adjustments or adjustments upon a merger or other reorganization as set forth in Section 13 of the U.S. Plan, the Restricted Stock Unit Awards and the underlying Shares may no longer qualify as French-Qualified RSUs unless the adjustments are recognized under applicable French legal and tax rules. The Committee, at its discretion, may make adjustments to the Restricted Stock Unit Awards and the underlying Shares, notwithstanding that the adjustments are not recognized under French law and the Restricted Stock Unit Awards and the underlying Shares may no longer qualify as French-Qualified RSUs eligible for the special tax and social security treatment. Further, if the French-Qualified RSUs are assumed or substituted, or if the vesting or the holding period is accelerated due to a merger or other reorganization, the Restricted Stock Unit Awards and the underlying Shares may no longer be considered as French-Qualified RSUs eligible for the special tax and social security treatment.
9.Non-Transferability. Except in the case of death, French-Qualified RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered to a party other than the French Grantee to whom the Restricted Stock Unit Award is granted. The Shares underlying the French-Qualified RSUs will be issued only to the French Grantee during his or her lifetime, subject to Sections 4 and 6.
10.Disqualification. If, following the grant, changes are made to the terms and conditions of the French-Qualified RSUs or the underlying Shares due to any applicable legal requirements or a decision of the Company’s stockholders or the Committee, the Restricted Stock Unit Awards and the underlying Shares may no longer qualify as French-Qualified RSUs.
If the Restricted Stock Unit Award or the underlying Shares no longer qualify as French-Qualified RSUs, the Committee may determine, in its sole discretion, to lift, shorten, or terminate certain restrictions applicable to the vesting of the Restricted Stock Unit Award or to the sale of Shares underlying the Restricted Stock Unit Award, which restrictions have been imposed under this French Sub-Plan or in the applicable Restricted Stock Unit Award Agreement delivered to the French Grantee.
In this case, the French Grantee will be ultimately liable and responsible for all taxes and social security contributions that he or she is legally required to pay in connection with the Restricted Share Units or the underlying Shares.
11.Employment Rights. The adoption of this French Sub-Plan does not confer upon the French Grantees, or any employees of the French Entity, any employment rights and will not be construed as a part of any employment contracts that the French Entity has with its employees.
12.Amendments. Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or discontinue this French Sub-Plan at any time in accordance with applicable French law.
13.Interpretation. The Restricted Stock Unit Awards granted under this French Sub-Plan are intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but the Company does not undertake to maintain this status. The terms of this French Sub-Plan will be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax, social security, and reporting obligations, to the extent applicable. In the event of any conflict between the provisions of this French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan will control for any grants of Restricted Stock Unit Awards made hereunder to French Grantees.
Effective Date. This French Sub-Plan was adopted by the Committee on March 13, 2020, and became effective on March 13, 2020.

APPENDIX
SEATTLE GENETICS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

1